EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-179002) on Form S-8 of EuroSite Power Inc. of our report dated April 9, 2014, relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2013, which appears in this Annual Report on Form 10-K of EuroSite Power Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP

Boston, Massachusetts
March 31, 2015